Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF DESIGNATIONS OF
SENIOR CONVERTIBLE PREFERRED STOCK OF
VENUS CONCEPT INC.

Venus Concept Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST: The Corporation’s Certificate of Designations of Senior Convertible Preferred Stock was (i) filed with the Secretary of State of the State of Delaware on May 15, 2023 and (ii) amended by that certain Certificate of Amendment filed with the Secretary of State of the State of Delaware on June 22, 2023 (collectively, the “Certificate of Designations”).

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141(f) of the DGCL and the Corporation’s bylaws, as currently in effect, adopted resolutions to amend the Certificate of Designations as follows (collectively, the “Amendment”):

The definition of “Total Voting Amount” as set forth in Article 1 of the Certificate of Designations is amended and restated in its entirety as follows:

“Total Voting Amount” means, as of a specified time, a number (rounded down to the nearest whole number) equal to (I) the product of (a) the quotient of (i) the aggregate Purchase Price paid for all shares of Senior Preferred outstanding as of such time, divided by (ii) the highest Purchase Price paid for a share of Senior Preferred sold prior to or as of such time, multiplied by (b) two, divided by (II) eleven. The Total Voting Amount shall proportionately adjust in the event of any stock dividend, stock split, combination or similar action involving the Common Stock that occurs on or after April 30, 2025.

THIRD: The Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FOURTH: This Certificate of Amendment shall become effective immediately upon filing.

FIFTH: Except as amended pursuant to this Certificate of Amendment, the Certificate of Designations shall remain in full force and effect.

IN WITNESS WHEREOF, Venus Concept Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on and as of this 30th day of April 2025.

VENUS CONCEPT INC.

By:	/s/ Rajiv De Silva
Name:	Rajiv De Silva
Title:	CEO